Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G/A is being filed on behalf of each of the undersigned.

February 14, 2020	Fine victory holding company Limited

	By:	/s/ Silong Chen
Director

February 14, 2020		/s/ Silong Chen
Silong Chen